UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 23, 2012

Associated Banc-Corp

(Exact name of registrant as specified in its chapter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin		54304
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code 920-491-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2012, Associated Banc-Corp (the “Company”) announced that Joseph B. Selner plans to retire as Chief Financial Officer of the Company and Associated Bank, National Association (“Associated Bank”) during the summer of 2012. In connection with Mr. Selner’s retirement, the Board of Directors of the Company appointed Christopher Del Moral-Niles as Chief Financial Officer, effective March 23, 2012. Mr. Niles was also appointed Chief Financial Officer of Associated Bank, effective as of the same date. For Securities and Exchange Commission reporting purposes, the Board has designated Mr. Niles as the Company’s principal financial officer and Bryan R. McKeag, the Company’s Corporate Controller, as the Company’s principal accounting officer, each effective March 23, 2012. Prior to retirement, Mr. Selner will remain with the Company as an Executive Vice President to facilitate the transition.

Mr. Niles, age 41, has served as Executive Vice President, Deputy Chief Financial Officer, of the Company and Associated Bank since July 2011, after joining the Company as Treasurer in July 2010. From 2006 to 2010, he held various leadership roles for The First American Corporation and its subsidiaries, including serving as Corporate Treasurer and as divisional President of First American Trust, FSB. From 2003 to 2006, Mr. Niles held various positions with Union Bank, including serving as Senior Vice President and Director of Liability Management. Prior to his time with Union Bank, Mr. Niles spent a decade as a financial services investment banker supporting depository and asset management mergers and acquisitions, bank and thrift capital issuances, and bank funding transactions.

Mr. McKeag, age 51, has served as Executive Vice President, Corporate Controller, of the Company and Associated Bank since March 2006, after joining the Company in 2000 as Director of Performance Measurement. From 1991 to 2000, he served in various audit and finance positions at J.P. Morgan Chase & Co., and one of its predecessors, Bank One Corporation. Prior to joining Bank One Corporation, Mr. McKeag spent nine years as an audit professional at KPMG LLP, primarily serving financial institution clients, including as Senior Audit Manager.

Neither Mr. Niles nor Mr. McKeag have an employment agreement with the Company. Messrs. Niles and McKeag each participate in, or are eligible to participate in, the Company’s 2012 Management Incentive Plan (the “MIP”), administered under the Associated Banc-Corp 2010 Incentive Compensation Plan (the “2010 Plan), the Deferred Compensation Plan, the Retirement Account Plan and the 401(k) Plan. Mr. Niles participates in the Company’s 2012 Long Term Incentive Performance Plan, administered under the 2010 Plan, the Supplemental Executive Retirement Plan and the executive perquisite program, and has been previously designated to participate in the Company’s Change of Control Plan. Each of these plans and arrangements is described in the Company’s definitive Proxy Statement for the 2012 Annual Meeting of Shareholders.

Effective March 23, 2012, in connection with his appointment, Mr Niles’ annual base salary was increased to $450,000, and he was granted stock options and restricted stock, each with an aggregate grant date fair value of approximately $26,000. These grants are each subject to a three-year vesting schedule. His MIP percentage of base salary participation at target is unchanged at fifty percent.

Also effective March 23, 2012, the Company increased Mr. McKeag’s base salary by $38,500 in connection with his appointment.

Since January 1, 2011, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which either Mr. Niles or Mr. McKeag had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the retirement of Mr. Selner and the appointment of Messrs. Niles and McKeag is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release by Associated Banc-Corp dated March 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp

Date: March 28, 2012	By:	/s/ Christopher Del Moral - Niles
Christopher Del Moral - Niles
Chief Financial Officer

Exhibit Index

Exhibit Number
99.1	News Release dated March 23, 2012